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THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THIS WARRANT AND/OR SUCH SECURITIES, OR THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE WARRANT AND/OR SUCH SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE OR FOREIGN LAW.

WARRANT TO PURCHASE ORDINARY SHARES

Technoprises Ltd., an Israeli Company (the "**Company**"), hereby grants to Bank Hapoalim B.M. (the "**Holder**"), the right to purchase from the Company Ordinary Shares of the Company, nominal value 0.01 NIS (the "**Ordinary Shares**") specified below, subject to the terms and conditions set forth below, effective as of May 20, 2004 (the "**Effective Date**").

Technoprises Ltd hereby announce that that the nominal value of the ordinary shares of the company might be changed in the company's share holders meeting taking place as of 31/5/04.

1. **Number of Ordinary Shares Available for Purchase**

This Warrant may be exercised to purchase that number of the Company's Ordinary Shares having an aggregate exercise price in the amount of Five Hundred Thousand U.S. Dollars ($500,000) ("**Exercise Amount**"), at an exercise price per each Ordinary Share as set forth in Section 2 below, subject to adjustments under Section 8 of this Warrant (the "**Warrant Shares**").

2. **Exercise Price**

The exercise price for each Warrant Share purchasable hereunder shall be equal to the average closing or last sale price, as applicable, reported on Nasdaq for the thirdy (30) trading days following the Effective Date, subject to adjustments under Section 8 of this Warrant (the "**Warrant Price**"): provided, however that the exercise price will not be lower than 0.1 and not higher than 0.3.

3. **Term**

This Warrant may be exercised, in whole or in part, during the period beginning thirty one (31) trading days after the Effective Date and ending on the date which is four (4) years following the Effective Date.

4. **Exercise of Warrant**

This Warrant may be exercised in whole or in part on one or more occasions during its term. The Warrant may be exercised by the surrender of the Warrant to the Company at its principal office together with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder.

a. **Exercise for Cash**

To exercise for cash, the Notice of Exercise must be accompanied by payment in full of the amount of the aggregate Exercise Amount of the Warrant Shares being purchased upon such exercise in immediately available funds.

b. **Net Exercise**

In lieu of the payment method set forth in Section 4(a) above, the Holder may elect, at anytime, to exchange the Warrant for a number of Warrant Shares equal to the increase in value of the Warrant Shares otherwise purchasable hereunder on the date of exchange. If the Holder elects to exchange this Warrant as provided in this Section 4(b), the Holder shall tender to the Company the Warrant along with the Notice of Exercise, and the Company shall issue to the Holder the number of Warrant Shares computed using the following formula:

$$X = \frac{Y(A-B)}{A}$$

Where X = the number of Warrant Shares to be issued to the Holder.

Y = the number of shares of Warrant Shares purchasable under the Warrant (as adjusted to the date of such calculation, but excluding those shares already issued under this Warrant).

A = the Fair Market Value (as defined below) of one share of the Company's Ordinary Shares.

B = Per Share Warrant Price (as adjusted to the date of such calculation).

"Fair Market Value" of an Ordinary Share shall mean:

(i) If the Company's Ordinary Shares are listed on a national securities exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation/National Market System (NASDAQ/NMS), then the average closing or last sale price, respectively, reported for the five (5) trading days prior to the exercise date.

(ii) If the Company's Ordinary Shares are not listed on a national securities exchange or quoted on NASDAQ/NMS, but are traded in the over-the-counter market, then the average of the mean of the closing bid and

asked prices as reported for the five (5) trading days prior to the exercise date.

(iii) If the Company's Ordinary Shares are not publicly traded, then as determined by the Company's Board of Directors in good faith.

In the event of a net exercise, the entire Warrant must be surrendered, and no new Warrant shall be issued.

c. <u>Issuance of Shares on Exercise</u>

The Company agrees that the Warrant Shares so purchased shall be issued against receipt of the Notice of Exercise and payment (as provided in Section 4.a. herein) and the Holder shall be deemed the record owner of such Warrant Shares as of and from 12:00 p.m. (Israel time) (hereinafter referred to as the "**Close of Business**") on the date on which this Warrant shall be surrendered, together with payment in full as required above. In the event of a partial exercise, the Company shall concurrently issue to the Holder a replacement Warrant on the same terms and conditions as this Warrant, but representing the number of Warrant Shares remaining after such partial exercise.

5. <u>Fractional Interest</u>

The number of Warrant Shares issuable upon exercise of this Warrant shall be rounded to the nearest whole number (in the case of a fractional number of shares).

6. <u>Warrant Confers No Rights of Shareholder</u>

Except as set forth in Section 8 of this Warrant, the Holder shall not have any rights as a shareholder of the Company with regard to the Warrant Shares prior to actual exercise resulting in the purchase of any Warrant Shares.

7. <u>Investment Representation</u>

Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been registered under the Securities Act, or any other securities laws. The Holder acknowledges by acceptance of the Warrant that (a) it has acquired this Warrant for investment and not with a view to distribution; (b) it has either a pre-existing personal or business relationship with the Company, or its executive officers, or by reason of its business or financial experience, it has the capacity to protect its own interests in connection with the transaction; and (c) it is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act. The Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment purposes and not with a view to distribution and such Warrant Shares will not be registered under the Securities Act and applicable state securities laws and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the Securities Act and applicable state securities laws, or based on an opinion of counsel reasonably satisfactory to the Company, an exemption from such registration and qualification is available. The

Holder, by acceptance hereof, consents to the placement of legend(s) on all securities hereunder as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

8. **Adjustment of Warrant Price and Number of Shares**

The number and kind of securities purchasable initially upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

a. **Adjustment for Shares Splits and Combinations** If the Company at any time or from time to time effects a subdivision of the outstanding Ordinary Shares, the number of Ordinary Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding Ordinary Shares, the number of Ordinary Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 8(a) shall become effective at Close of Business on the day after the subdivision or combination becomes effective.

b. **Adjustment for Certain Dividends and Distributions** In the event the Company at any time, or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in additional shares of Ordinary Shares, then and in each such event the number of Ordinary Shares issuable upon exercise of this Warrant shall be increased as of the time of such issuance, as of the Close of Business on such record date, by multiplying the number of Ordinary Shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the Close of Business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of shares of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the Close of Business on such record date.

c. **Adjustments for Other Dividends and Distributions**. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company other than Ordinary Shares, then in each such event (provided that such dividend or other distribution is actually effectuated), provision shall be made so that the Holder shall receive upon exercise of this Warrant, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company that the Holder would have received had this Warrant been exercised for Ordinary Shares immediately prior to such event (or the record date for such

event) and had the Holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section and the Company's Articles of Association with respect to the rights of the Holder.

d. **Adjustment for Reclassification, Exchange and Substitution** If the Ordinary Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or shares dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Ordinary Shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company's Articles of Association.

e. **Reorganization, Mergers, Consolidations or Sales of Assets** If at any time from time to time there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Subsection) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this Subsection and the Company's Articles of Association with respect to the rights of the Holder after the reorganization, merger, consolidation or sale to the end that the provisions of this Subsection and the Company's Articles of Association (including adjustment of the number of shares of Ordinary Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

f. **Other Transactions.** In the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall only complete such issuance or other action if, as part thereof, allowance is made to protect the economic interest of the Holder either by increasing the number of Warrant Shares or by procuring that the Holder shall be entitled, on economically proportionate terms, to acquire additional shares of the spun-off or split-off entities.

g. **General Protection**. The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, or impair the economic interest of the Holder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights and the economic interests of the Holder against impairment.

h. **Notice of Capital Changes**. If at any time the Company shall offer for subscription pro rata to the holders of Ordinary Shares any additional shares of any class, other rights or any equity security of any kind, or there shall be any capital reorganization or reclassification of the capital shares of the Company, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, or other transaction described in this Section 8, then, in any one or more of said cases, the Company shall give the Holder prior written notice, by registered or certified mail, postage prepaid, of the date on which (i) a record shall be taken for such subscription rights or (ii) such reorganization, reclassification, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of Ordinary Shares shall participate in such subscription rights, or shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least seven (7) days prior to the action in question and not less than seven (7) days prior to the record date in respect thereto.

i. **Adjustment of Warrant Price**. Upon each adjustment in the number of Ordinary Shares purchasable hereunder, the Warrant Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Ordinary Shares purchasable hereunder shall be adjusted.

j. **Notice of Adjustments**. Whenever the Warrant Price or the number of Ordinary Shares purchasable hereunder shall be adjusted pursuant to Section 8 hereof, the Company shall prepare a certificate signed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Ordinary Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

9. **Transfer of This Warrant or Securities Issuable on Exercise Hereof**

With respect to any offer, sale or other disposition of this Warrant or securities into which such Warrant may be exercised, the Holder will give written notice

to the Company prior thereto, describing briefly the manner thereof, together with, if requested by the Company, a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Such opinion letter and all such transferees must warrant and represent that they are an "accredited" investor as that term is defined under Regulation D of the Securities Act. Upon receiving such written notice and opinion and warranties and representations, if so requested, the Company, as promptly as practicable, shall deliver to the Holder one or more replacement Warrant certificates on the same terms and conditions as this Warrant for delivery to the transferees. Each Warrant thus transferred and each certificate representing the securities thus transferred shall bear legend(s) as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. Any provision of this Warrant to the contrary notwithstanding, the Holder may not offer, sell or otherwise dispose of this Warrant to any third party, other than to another company controlled by Bank Hapoalim B.M. The Holder undertakes to give to the Company at least fourteen (14) days prior notice of an anticipated transfer.

10. **Registration Rights**

The Company covenants and agrees as follows:

a. **Definitions** For purposes of this Section 10:

"Registrable Shares" means (i) the Warrant Shares, and (ii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Warrant Shares; provided, however, that any exercise of this Warrant in connection with an exercise of rights to registration under this Section 10 may be made conditional upon the closing of the offering contemplated by such registration.

"Register", "registered" and "registration" refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

b. **Incidental Registration.** If the Company at any time proposes to register any of its securities (whether upon its own initiative or otherwise), except for a registration that the Company is obligated to effectuate exclusively for another shareholder of the Company, it shall give notice to the Holder of such intention. Upon the written request of the Holder given within seven (7) business days after receipt of any such notice, the Company shall include in such registration all of the Registrable Shares indicated in such request, so as to

permit the disposition of the shares so registered, at the expense of the Company.

c. **Demand Registration**. The Holder may request in writing at any time after exercise of this Warrant that all or part of the Registrable Shares shall be registered for trading on Nasdaq (including on Form S-3, if available). Thereupon, the Company shall effect the registration of the Registrable Shares as soon as possible; provided, however, that the Company shall not be required to effect any registration under this Section within a period of one hundred and eighty (180) days following the effective date of a previous registration; and provided, however, that the company shall not be required to effect any registration together with a registration process that the company is obligated to effectuate exclusively for another shareholder of the company, and provided further, however, that Holder shall be responsible for all costs associated therewith.

d. **Assignment of Registration Rights.** The rights to cause the Company to register Registrable Securities pursuant to the Registration Rights may be assigned by a Holder to a transferee or assignee of such securities to the same extent as permitted by Section 9 of this Warrant.

e. **No Conflicting Agreements.** The Company represents and warrants to the Holder that the Company is not a party to any agreement that conflicts in any manner with the Holder's rights to cause the Company to register Registrable Securities pursuant to the Registration Rights.

f. **Rights and Obligations Survive Exercise and Expiration of Warrant** The rights and obligations of the Company and the Holder set forth in this Section 10 and in the Registration Rights shall survive the exercise, conversion and expiration of this Warrant (unless this Warrant has expired and there has been no exercise by such time).

11. **Representations and Warranties.**

The Company represents and warrants to the Holder as follows:

a. This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

b. The Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights.

c. The execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company's Articles of Association, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and, except for consents that have already

been obtained by the Company, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person.

12. **Expenses**

The Company and the Holder will share the Israeli Stamp Duty in equal parts on the issuance of the Warrant Shares, and the Company will notify the Israeli Companies Registrar of such issuance within the time period required by law.

13. **Loss, Theft, Destruction or Mutilation of Warrant**

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or Shares certificate, and in case of loss, theft or destruction, of indemnity, or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or Shares certificate, if mutilated, the Company will make and deliver a new Warrant or Shares certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or Shares certificate.

14. **Notices**

Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered or three business days after deposit if deposited in the mail for mailing by certified mail, postage prepaid, and addressed as follows:

If to Holder:

Bank Hapoalim B.M.
Corporate Division
Venture Lending Team
41-45 Rothschild Blvd.
Tel Aviv, Israel
Fax: 03-5674112
Tel: 03-5674894
Attn: Avraham Aroch

If to Company:

Technoprices Ltd.
Raul Wallenberg 12 Ramat Hachayal
Tel Aviv, Israel
Fax: 03-6444207
Tel: 03-7665100
Attn: Adam Ofek

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

15. **Applicable Law; Jurisdiction**

This Warrant shall be governed by and construed in accordance with the laws of the State of Israel as applicable to contracts between two residents of the State of Israel entered into and to be performed entirely within the State of Israel. Any dispute arising under or in relation to this Warrant shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

16. **Entire Agreement**

This Warrant, together with that certain Agreement between the parties hereto to which this Warrant is attached as Appendix H, constitutes the entire agreement between the parties hereto with regard to the subject matters hereof, and supercedes any prior communications, agreements and/or understandings between the parties hereto with regard to the subject matters hereof.

Dated: May 20, 2004

TECHNOPRICES LTD.

By: Mr. Adam Ofek

Title: President

TECHNOPRISES LTD.

(Signature)

בנק הפועלים בע"מ
ההנהלה הראשית

NOTICE OF EXERCISE

To:

1. The undersigned hereby elects to purchase _________ shares of Ordinary Shares of TECHNOPRICES LTD., pursuant to the terms of the attached Warrant, (a) tenders herewith payment of the purchase price for such shares in full; or (b) tenders the Warrant as a net exercise pursuant to Section 4(b) thereof.

2. In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Ordinary Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Ordinary Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

3. Please issue a certificate representing said shares of Ordinary Shares in the name of the undersigned.

4. Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned.

____
(Date)

____
(Print Name)

____
(Signature)